EXHIBIT 10.5

AMENDMENT TO CONTRACTUAL AGREEMENT

This Amendment dated January 13, 2011, amends the Contractual Agreement (the “Agreement”) executed on March 5, 2010 between Moving Box Entertainment, LLC.  With offices located at 222 E. Jones Ave., Wake Forest, NC  27587, herein referred to as “MBE” and Uptone Pictures Inc. with offices located at 222 E. Jones Ave., Wake Forest, NC  27587 herein referred to as “UP

MBE and UP agree that notwithstanding any provision of the Agreement to the contrary, the requirement of MBE to pay quarterly to UP 50% of all Net Revenue received by MBE in connection with “A BOX FOR ROB” shall not go into effect and no such payment shall be required to be made to UP and UP waives its right to any such payment until MBE shall have distributed up to its parent Moving Box, Inc. an amount equal to all funds necessary to repay in full any funds loaned or advanced to Moving Box, Inc. by its president Andreas Wilcken Jr., including but not limited to that certain promissory note from Moving Box, Inc. to Andreas Wilcken, Jr. in the amount of $110,200, according to the terms of that Note, and any funds advanced by Andreas Wilcken, Jr. to fund operations of Moving Box, Inc.

MBE and UP further agree that, subject to the foregoing, in connection with the requirement of MBE to pay quarterly a percentage of all Net Revenue received by MBE in connection with “A BOX FOR ROB,”  the percentage paid to UP shall be increased from 50% to 91.67%.

This Amendment to Agreement has been executed by the parties either individually or by and through their duly-authorized officers, owners or agents as of January 13, 2011.

/s/ Andreas Wilcken Jr.	/s/ Michael Davis
Moving Box Entertainment, LLC	Uptone Pictures Inc.